EXHIBIT 10.2

STP 3 & 4 OWNERS AGREEMENT
by and among
CITY OF SAN ANTONIO,
NUCLEAR INNOVATION NORTH AMERICA LLC,
NINA TEXAS 3 LLC
and
NINA TEXAS 4 LLC

*	The confidential content of this Exhibit 10.2 has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

i

APPENDICES

APPENDIX A —	Addresses for Notices

Schedule 2.1(b)(ii)	Abandonment Calculation Example

Schedule 3.4(a)	Project Costs Accrued Through January 31, 2010

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OWNERS AGREEMENT
     THIS STP 3 & 4 OWNERS AGREEMENT is made and entered into effective as of the 1st day of March, 2010 (the “Effective Date”), by and among THE CITY OF SAN ANTONIO, acting by and through the City Public Service Board of San Antonio, a Texas municipal utility (“San Antonio”), NUCLEAR INNOVATION NORTH AMERICA LLC, a limited liability company formed under the laws of the State of Delaware (“NINA”), NINA TEXAS 3 LLC, a limited liability company formed under the laws of the State of Delaware, indirectly wholly owned by NINA (“NINA 3”), and NINA TEXAS 4 LLC, a limited liability company formed under the laws of the State of Delaware, indirectly wholly owned by NINA (“NINA 4” and together with NINA and NINA 3, the “NINA Parties”). San Antonio, NINA 3 and NINA 4, and any permitted transferee are also each referred to herein as an “Initial Owner” and collectively as the “Initial Owners.”
RECITALS
     A. San Antonio and NRG South Texas LP (“NRG South Texas”) are parties to the Amended and Restated South Texas Project Participation Agreement dated effective as of November 17, 1997, by and among The City of Austin, San Antonio and NRG South Texas (as successor in interest to Houston Lighting & Power Company and Central Power and Light Company) (the “Participation Agreement”);
     B. Each Participant in the electric generating units operating at the South Texas Project site as of the Effective Date (“STP 1” and “STP 2” or collectively, the “Existing STP Units”) and the Owners under this Agreement have the rights and obligations due each of them under the Participation Agreement;
     C. San Antonio and NRG South Texas are parties to the South Texas Project Supplemental Agreement, dated effective as of October 29, 2007, and one or more Addenda or Amendments thereto (the “Supplemental Agreement”), which set forth mutual understandings for the development of two additional Generating Units at the South Texas Project, STP 3 and STP 4 (as defined below);
     D. Each of San Antonio and NRG South Texas exercised their respective rights pursuant to Article 6 of the Participation Agreement to pursue development of STP 3 and STP 4;
     E. NRG South Texas subsequently assigned to NINA 3 and NINA 4 its right under the Participation Agreement to develop STP 3 and STP 4, respectively, without assigning rights and obligations retained by the owners of STP 1 and STP 2;
     F. By its letter dated February 20, 2009, Austin Energy has acknowledged that it has elected not to participate in the Project in response to valid notice from the participating owners;
     G. On the date hereof, San Antonio entered into a Project Agreement, Settlement Agreement and Mutual Release (the “Project Agreement”), by and among San Antonio, NINA, NINA 3 and NINA 4, (with joinders therein by NRG South Texas and NRG Energy Inc. (“NRG”) for limited purposes), in order to, among other things, more fully set forth certain rights and obligations of each of the Initial Owners with respect to the licensing, development, construction, ownership and operation of STP 3 and STP 4 and to address and settle a pending legal action among the Parties; and
     H. The Parties desire to enter into this Agreement in order to more fully set forth certain rights and obligations of each of the Owners (as defined below) with respect to the licensing, development, construction, ownership and operation of STP 3 and STP 4 and to evidence their agreement with regard to the Parties’ respective Unit Ownership Interests in the Project pursuant to Section 6.5.1 of the Participation Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Initial Owners herein set forth, which are hereby incorporated as terms of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Definitions and Usage. Unless the context shall otherwise require, capitalized terms used in this Agreement shall have the meanings assigned to them in this Section 1.1. In addition, unless expressly provided otherwise by the terms of this Agreement, each capitalized term used and not defined herein, shall have the meaning given to it in the following agreement (and, if there is a conflict among such agreements, in the following order of preference): the (i) Participation Agreement, (ii) Operating Agreement, and (iii) EPC Contract, each as may be amended from time to time.
     “Abandon” or “Abandonment” means, with respect to a Unit, (i) the announcement by any NINA Party (or by any successor to the NINA Parties’ role under this Agreement) that it is no longer pursuing development of such Unit; (ii) any NINA Party (or any successor to the NINA Parties’ role under this Agreement) ceasing to be actively engaged in pursuing the development of the Project for a period of one year in the absence of the exercise of a suspension right under the EPC Contract or for a period of one year after the expiration of any suspension period under the EPC Contract; or (iii) the termination of the EPC Contract other than due to a default by TANE.
     “Additional Owner” means each Owner that is not an Initial Owner.
     “Affiliate” means with respect to an entity, any other entity controlling, controlled by or under common control with such entity. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.
     “Agency Agreement” means the Agency Agreement dated as of October 30, 2007 among San Antonio, NRG South Texas and OPCO, as assigned pursuant to the Project Agreement.
     “Agreement” means this Owners Agreement, including all Appendices, Exhibits and Schedules hereto.
     “COL Application” means the Combined Operating License Application (Docket no. PROJO749) for the Project filed with the U.S. Nuclear Regulatory Commission by OPCO dated September 20, 2007, as amended or supplemented.
     “Distribution” has the meaning given to it in Section 2.4(c)(i).
     “DOE” means the U.S. Department of Energy.
     “Effective Date” has the meaning given to it in the first paragraph of this Agreement.

     “EPC Contract” means the agreement dated February 24, 2009, by and among OPCO as agent for the Owners and TANE, pursuant to which TANE shall perform the engineering, procurement and construction services necessary to develop and construct, employing ABWR technology, STP 3 and/or STP 4 (and any successor agreements).
     “Existing STP Units” has the meaning given to it in the Recitals.
     “Final Completion Date” has the meaning set forth in the EPC Contract.
     “FNTP” means the full notice to proceed issued by the Owners to TANE pursuant to the EPC Contract with respect to STP 3 and STP 4, as applicable.
     “Funding Recommencement Date” means, with respect to each Unit, the date the Unit reaches the Substantial Completion Date under the EPC Contract.
     “Governmental Authority” means any federal, state or local governmental entity, authority or agency, court, tribunal, regulatory commission or other body, whether legislative, judicial or executive (or a combination or permutation thereof), including the Nuclear Regulatory Commission.
     “Initial Owner” has the meaning given to it in the first paragraph of this Agreement.
     “Law” means any statute, law, treaty, rule, code, ordinance, requirement, regulation, permit or certificate of any Governmental Authority, any interpretation of any of the foregoing by any Governmental Authority, or any binding judgment, decision, decree, injunction, writ, order or like action of any court, arbitrator or other Governmental Authority.
     “Lien” means any mortgage, deed of trust, pledge, security interest, assignment as collateral, deposit arrangement, charge or encumbrance, lien (statutory or other), right of first refusal, right to acquire, restrictions or other preferential arrangement in the nature of a security interest (including any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).
     “NINA” has the meaning given to it in the first paragraph of this Agreement.
     “NINA 3” has the meaning given to it in the first paragraph of this Agreement.
     “NINA 4” has the meaning given to it in the first paragraph of this Agreement.
     “NINA Parties” has the meaning given to it in the first paragraph of this Agreement.
     “NRG” has the meaning given to it in the Recitals to this Agreement.
     “NRG South Texas” has the meaning given to it in the Recitals to this Agreement.
     “OPCO” means STP Nuclear Operating Company and its successors and assigns under the Operating Agreement.
     “Operating Agreement” means the South Texas Project Operating Agreement originally by and among The City of Austin, Texas, Houston Lighting & Power Company (predecessor to NRG South Texas), San Antonio and Central Power and Light Company, and OPCO, dated as of November 17, 1997.
     “Owner” means each Initial Owner and each Additional Owner.

     “Party” and “Parties” means the parties to this Agreement.
     “Participation Agreement” has the meaning given to it in the Recitals to this Agreement.
     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization, Governmental Authority or any other form of entity.
     “Project” means the development, licensing and construction of two additional electric Generating Units, STP 3 and STP 4, which are currently contemplated to be constructed by TANE, employing ABWR technology, at the Site, pursuant to the COL Application.
     “Project Costs” means “Project Costs” as such term is defined in the Participation Agreement, as they relate to the Project.
     “Repurchase Notice” has the meaning given to it in Section 2.1(b)(ii).
     “San Antonio” has the meaning given to it in the first paragraph of this Agreement.
     “San Antonio Restoration Costs Share” has the meaning given to it in Section 2.1(b).
     “Site” means the land on which STP 3 and STP 4 are to be located, as described in the COL Application.
     “STP 3” means the electric generating unit, described as the third unit to be constructed at the South Texas Project in the COL Application, and, prior to its construction, the right to develop such electric generating unit.
     “STP 3 & 4 Common Facilities” means facilities intended for common use by both STP 3 and STP 4 from and after the STP 4 Commercial Operation Date, but excludes any undivided interest in the Common Station Facilities that the Owners of STP 3 and STP 4 may acquire pursuant to the provisions of the Participation Agreement.
     “STP 4” means the electric generating unit, described as the fourth unit to be constructed at the South Texas Project in the COL Application, and, prior to its construction, the right to develop such electric generating unit.
     “STP 4 Commercial Operation Date” means the date that STP 4 achieves commercial operation.
     “Supplemental Agreement” has the meaning given to it in the Recitals of this Agreement.
     “TANE” means Toshiba America Nuclear Energy Corporation.
     “Total Project Costs” means all costs, obligations and liabilities to develop, license, design, construct, finance, repair, replace, reconstruct, and start-up STP 3, STP 4, and the STP 3 & 4 Common Facilities (including a proportionate share of any Project Costs relating to the Common Station Facilities, including costs relating to the acquisition thereof, which are for the common use of the Units and the Existing STP Units), including, the cost of all related environmental studies, safety analyses, site evaluation, licensing, engineering, design, contract preparation, purchasing, supervision, expediting, erection, financing (including interest during construction and other related costs for any financing), common facility upgrades (including the costs of Capital Additions and Capital Betterments to the previously existing Common Station Facilities as provided in Section 6.5.2 of the Participation Agreement), inspection, accounting, testing, management and security, and any liability of any Party for any losses, liabilities, deficiencies, penalties, fines, costs, damages and expenses (including legal fees and costs) incurred by anyone other than a Party which arises out of developing, licensing, designing, financing or construction of STP 3 and STP 4 and is not solely and separately attributable to the Existing STP Units.
     “Ultimate Parent” has the meaning given to it in Section 4.1(a).
     “Unit” means, as applicable, STP 3 or STP 4.
     “Unit Ownership Interest” has the meaning given to it in Section 2.1(a).
     Section 1.2 Rules as to Usage.
          (a) The terms defined above have the meanings set forth above for all purposes, and such meanings are equally applicable to both the singular and plural forms of the terms defined.
          (b) “Include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.
          (c) Any agreement, instrument or Law defined or referred to above means such agreement or instrument or Law as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
          (d) References to a Person include its successors and permitted assigns.
          (e) Any term defined above by reference to any agreement, instrument or Law has such meaning whether or not such agreement, instrument or Law is in effect.
          (f) “Hereof,” “herein,” “hereunder” and comparable terms refer, unless otherwise expressly indicated, to the entire agreement or instrument in which such terms are used and not to any particular article, Section or other subdivision thereof or attachment thereto.
          (g) References to any gender include, unless the context otherwise requires, references to all genders.
          (h) “Shall” and “will” have equal force and effect.
          (i) References to “$” or to “dollars” shall mean the lawful currency of the United States of America.
ARTICLE II
OWNERS
Section 2.1 Ownership Interests.
          (a) As of the Effective Date, subject to adjustments as provided herein, the Owners own all rights relating to STP 3, STP 4 and the STP 3 & 4 Common Facilities, in undivided interests as tenants in common as follows (such interests being, with respect to each of STP 3 and STP 4, an Owner’s “Unit Ownership Interest”):

STP 3 and STP 3 & 4 Common Facilities

San Antonio	7.625%
NINA 3	92.375%

STP 4

San Antonio	7.625%
NINA 4	92.375%
          (b) The Parties recognize and acknowledge that at any time prior to the Funding Recommencement Date for each Unit, NINA 3 and/or NINA 4 may choose to abandon the development of the Project without liability to any Owner, other than pursuant to any written agreements among the Parties; provided, however, that the NINA Parties hereby agree that they will not pursue a “downsized Project” (i.e., Unit 3 alone). In the case of Abandonment, in no event will San Antonio’s Unit Ownership Interest ever fall below 7.625%.
          (i) If STP 3 or the Project is Abandoned at any time prior to conditional approval from the DOE with respect to the loan guaranty term sheet, then, at San Antonio’s option in its sole and absolute discretion exercised upon delivery of written notice to NINA within 90 days after the date San Antonio becomes aware of such Abandonment, the Owner’s Unit Ownership Interest will automatically revert to 50% without any further action of the Parties.
          (ii) If STP 3 or the Project is Abandoned at any time after conditional approval from the DOE with respect to the loan guaranty term sheet, but prior to FNTP, then, at San Antonio’s option in its sole and absolute discretion exercised upon delivery of written notice (the “Repurchase Notice”) to NINA within 90 days after the date San Antonio becomes aware of such Abandonment, (A) each Owner’s respective Unit Ownership Interest will automatically revert to the proportion that the Total Project Costs actually paid by such Owner prior to the Abandonment date bears to the Total Project Costs paid by all Owners through such date, without any further action of the Parties, and (B) San Antonio shall have the right to increase its Unit Ownership Interest to any percentage between the percentage in clause (A) and 50% upon payment to the NINA Parties of an amount equal to the difference between (1)(x) Total Project Costs actually paid by all Parties prior to the Abandonment date, times (y) the percentage that San Antonio wants to own, minus (2) the Total Project Costs actually paid by San Antonio prior to such date. The closing of the repurchase described in clause (B) shall occur no later than 12 months after the date of receipt by the NINA Parties of the Repurchase Notice. For purposes of the formulas contained in paragraph (ii), the Owners hereby agree that (I) they shall count only the out-of-pocket Total Project Costs relating to the development, licensing, design, construction and starting-up of the Project, and not any Total Project Costs relating to the financing of the Project or relating to an Owner’s internal matters, such as financing costs, interest, commitment fees, investment banking fees, over-head costs or personnel costs, (II) San Antonio, on the one hand, and the NINA Parties, on the other hand, have paid an equal amount of Total Project Costs through the date of this Agreement, and (III) any payments made to San Antonio by NRG (by and for the benefit of the NINA Parties) under Sections 3.1.1 and 3.1.2 of the Project Agreement (i.e., the Initial Cash Payment and Remaining Cash Payment thereunder), as and when paid, shall increase or decrease, as applicable, an Owner’s share of the Total Project Costs. For the avoidance of doubt, with respect to the “City Initiative Contribution” under the Project Agreement, no portion of such contribution shall be included in the calculation of Total Project Costs under this Section 2.1(b)(ii). An example of the foregoing formula is set forth on Schedule 2.1(b)(ii).
          (iii) If STP 3 or the Project is Abandoned at any time after FNTP and San Antonio has not acquired any additional Ownership Interest or exercised its rights pursuant to this Section 2.1, then the Unit Ownership Interests shall remain as provided in Section 2.1(a).
Promptly after San Antonio’s exercise of its right to increase its Unit Ownership Interest, NINA, NINA 3 and NINA 4, as applicable, shall execute, acknowledge and deliver all documents and shall take all other actions reasonably necessary to convey the applicable Unit Ownership Interest to San Antonio, free and clear of all Liens (other than those to which the conveyances under Section 2.1.2 of the Project Agreement are subject, those arising under applicable Law or the Participation Agreement, those which are customary title encumbrances of a non-lien nature that arise during the ordinary course of development of a nuclear facility and that are granted pursuant to the NINA Parties’ authority under Section 3.1 hereof or granted by San Antonio, or those of the type described in clause (y) of Section 3.1(b)(vi) hereof) including such documentation reasonably satisfactory to San Antonio, its creditors and lenders (including the DOE, if applicable), to effect the transfer of the relevant portion of the NINA Parties’ undivided tenant-in-common percentage interest in: (a) the land on which the Project (comprising only STP 3 and STP 4) is located and in all improvements located thereon, and (b) the Common Station Facilities. San Antonio, on behalf of itself and its creditors and lenders, agrees that the deeds and conveyance instruments that shall be used by the Parties pursuant to Section 2.1.2 of the Project Agreement are acceptable forms to effect the conveyances contemplated by this Section 2.1(b).
Following Abandonment, the NINA Parties and San Antonio shall be responsible, in proportion to their Abandonment Restoration Costs Share, for all costs of Abandonment, including restoring the Site (to the extent not occupied by the Existing STP Units) to the condition (including completing all landscaping and other restoration work to the extent) set forth in the ETS and in accordance with all Applicable Laws and Applicable Permits. “Abandonment Restoration Costs Share” shall mean (a) as to the NINA Parties, 100% minus the amount of percentage increase in Unit Ownership Interest acquired by San Antonio pursuant to San Antonio’s exercise of its right pursuant to Section 2.1(b)(ii)(B) (the “San Antonio Restoration Costs Share”), and (b) as to San Antonio, the San Antonio Restoration Costs Share. San Antonio shall reimburse the NINA Parties for the San Antonio Restoration Costs Share of any costs of Abandonment paid by the NINA Parties between the Abandonment date and the date when San Antonio exercises its right pursuant to Section 2.1(b)(ii)(B).
     Section 2.2 Additional Owners. Any Person to which a Unit Ownership Interest in STP 3 and/or STP 4 is transferred in accordance with this Agreement or the Participation Agreement must assume the obligations of the transferring Owner and become an Owner under this Agreement and must execute an assignment and assumption agreement as evidence thereof.
     Section 2.3 Term. The term of this Agreement shall commence as of the Effective Date and shall remain in force and effect until the expiration of the Participation Agreement.
     Section 2.4 Related Agreements.
          (a) The terms of the Participation Agreement shall govern the rights and obligations of the Owners except to the extent of the agreements among the Owners set out in this Agreement relating to STP 3 and/or STP 4, which agreements shall, as among the Owners, control in the event of a conflict between this Agreement and the Participation Agreement. For the avoidance of doubt, any failure to make reference in this Agreement to any specific provision of the Participation Agreement shall not be interpreted to mean that such provision is inapplicable to the Owners.
          (b) The Owners acknowledge and agree that OPCO shall, pursuant to the terms of the Operating Agreement, license, operate, construct, maintain and decommission STP 3 and STP 4. Upon assignment of its rights, obligations and liabilities under the Agency Agreement from San Antonio to NINA 3 and NINA 4, the relationship between OPCO and the Owners regarding oversight of the Project construction, including during the development, licensing and construction phases of STP 3 and/or STP 4, as applicable, shall be governed by this Agreement.
          (c) As to the EPC Contract and other Project documents entered into by OPCO under the Agency Agreement or by the Owners directly (whether before or after the date hereof, including documents entered into after the date hereof by the NINA Parties), even though all or a portion of the beneficial interest in such agreements have been assigned to the NINA Parties, each Owner shall continue to own its Unit Ownership Interest share of the following rights: (i) any work product, intellectual property rights or tangible property as it relates to the Project to which the owner under the EPC Contract obtains title pursuant to the terms thereof and (ii) cash proceeds paid to the owners under the EPC Contract by or on behalf of TANE pursuant to the EPC Contract (including liquidated damages, warranty or casualty proceeds) to the extent not used to repair or reconstruct the Project (such cash proceeds, a “Distribution”).
          (d) In furtherance of the foregoing, the NINA Parties agree as follows:
          (i) If the NINA Parties receive a Distribution, the NINA Parties shall (A) accept and hold San Antonio’s Unit Ownership Interest share of such Distribution for the account and sole benefit of San Antonio, (B) have no equitable or beneficial interest in San Antonio’s Unit Ownership Interest share of such Distribution, and (C) deliver San Antonio’s Unit Ownership Interest share of such Distribution (free of any withholding, setoff, recoupment, or deduction of any kind) promptly to San Antonio. In addition, the NINA Parties shall do all acts and shall execute and deliver such further written instruments as may be reasonably required to vest in San Antonio the rights described in Section 2.4(c)(i) above.
          (ii) The NINA Parties (A) shall maintain records of all payments made to the NINA Parties with respect to the EPC Contract or such other Project documents, and (B) shall cause OPCO, in the ordinary course of its business and consistent with its past practices, to maintain records relating to the work product, intellectual property rights and tangible property as it relates to the Project to which the owner under the EPC Contract obtains title pursuant to the terms thereof. Such records shall be available for inspection by San Antonio from time to time upon reasonable prior notice to the NINA Parties during regular business hours.
ARTICLE III
VOTING
Section 3.1 Decisions Relating to STP 3 and STP 4.
          (a) As to decisions of the Owners Committee affecting only one or more of the Units, then each of NINA 3 and NINA 4, with respect to the Project and from and after the San Antonio Cease Funding Date (as defined in the Project Agreement), shall have full discretion and control for the operation, maintenance, planning, development, construction (including being the party to the EPC Contract), construction and development scheduling, financing and other aspects of management of such Unit, including decisions with respect to (i) management of the EPC Contract and development or cancellation of the Project; (ii) day-to-day operations, including relationship with OPCO and direction as to interface between OPCO, as licensee, and the NRC; (iii) government relations, including interface with the NRC; (iv) insurance as to the Project (as long as such insurance (A) meets the requirements in the Participation Agreement and the EPC Contract, and (B) names San Antonio as an additional insured), but nothing shall prevent San Antonio from maintaining at its own cost, additional insurance it deems necessary; (v) decommissioning and the timing thereof; (vi) budgets; (vii) maintenance, repairs and casualty restoration; (viii) Project litigation (unless San Antonio is a party to such suit or there exists an actual or potential conflict of interest between the NINA Parties or their counsel and San Antonio, in which case San Antonio may participate in such litigation at its own cost and expense); provided, however, that in making its decisions relating to Project litigation, NINA 3 and NINA 4 may not agree, without San Antonio’s prior written consent, to any settlement or compromise of such litigation (A) that involves any non-ministerial non-monetary obligations to be performed by San Antonio, or (B) that involves monetary obligations on San Antonio that are in excess of its proportionate Unit Ownership Interest; (ix) NRC license extensions; (x) the right to sell, lease, make a sale-leaseback, exchange, convey or dispose of assets of the Project the ownership of which are not necessary for the operation of the Project; (xi) the right to license intellectual property rights of the type described in Section 2.4(c)(i), but each Owner shall have the right to its Unit Ownership Interest in the net proceeds thereof; and (xii) upratings and improvements, in each case, whether such decision is made prior to or after the Funding Recommencement Date for each Unit. To effect the foregoing, the NINA Parties shall be permitted to enter into any agreement or arrangement for the Project on behalf of the Owners as long as such agreements or arrangements (x) are entered into by OPCO as agent on behalf of Owners and (y) do not impose (i) any non-ministerial non-monetary obligations to be performed by San Antonio, (ii) any monetary obligations on San Antonio during the period prior to the Funding Recommencement Date, or (iii) any monetary obligations on San Antonio during the period after to the Funding Recommencement Date that are disproportionate to San Antonio’s Unit Ownership Interests. Nothing herein shall prevent the NINA Parties from entering into agreements or arrangements on their own behalf and for their own account for the Project.
          (b) Notwithstanding anything to the contrary in this Agreement, the Participation Agreement, the Operating Agreement, the organizational documents of OPCO, the EPC Contract, or the Agency Agreement (and any amendments and successor agreements thereto), the NINA Parties each hereby agree that they will not, directly or indirectly, take or approve any of the following actions without the prior written consent of San Antonio:
               (i) Any change to use a nuclear reactor technology for the Project other than ABWR nuclear reactor technology for the Units;
               (ii) Any action which would affect or limit San Antonio’s right to its proportionate allocation of power output from the Project after the Funding Recommencement Date;
               (iii) Any material change in the location of a Unit;
               (iv) To the extent relating to the Project, any agreement or amendment to an agreement requiring material payments or transfer of rights to, or for the benefit of, NRG or the NINA Parties or any Person which beneficially owns or holds 10% or more of the equity of NRG or the NINA Parties or any Affiliate thereof, except for (i) those entered into in the ordinary course of development or operation of the Project that are upon fair and reasonable terms not less favorable to the Project than would be obtained in a comparable arm’s length transaction with an unrelated third party or (ii) those where all material payments or transfer of rights, as applicable, under such agreement or amendment are to be paid or made by the NINA Parties, including as part of Total Project Costs in connection with the development and construction of the Project;

               (v) Any material agreement or amendment to an agreement requiring payments or transfer of rights to, or for the benefit of, any party that is providing goods or services to NRG or the NINA Parties or any Person which beneficially owns or holds 10% or more of the equity of NRG or the NINA Parties or any director, officer, employee or Affiliate thereof in connection with other projects that would impose material Project Costs on the Project after the Funding Recommencement Date for which San Antonio would be liable in exchange for lower costs or other benefits on such other project;
               (vi) The granting, creation or incurrence of a Lien on any assets of or relating to the Project or the Site, other than (x) Liens imposed solely on the NINA Parties’ Unit Ownership Interest, and (y) Liens imposed by Law, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case, incurred in the ordinary course of development and operation of the Project;
               (vii) Causing or allowing the Site or Project to carry on, or to be used for, any business other than the business relating to the licensing, development, ownership, construction and operation of STP 3, STP 4 and/or the STP 3 & 4 Common Facilities, except in the case of Abandonment; or
               (viii) Committing to do any of the foregoing or authorizing any representative or agent to do any of the foregoing.
          (c) San Antonio and the NINA Parties shall vote their respective Unit Ownership Interests in the manner consistent with this Section 3.1 and shall cause their Ultimate Parents and Affiliates and their agents and representatives not to take or approve any actions inconsistent with this Section 3.1. The Owners acknowledge and agree that the NINA Parties shall have the right to direct OPCO on behalf of all Owners pursuant to the terms of this Agreement and the Agency Agreement (as assigned) with respect to the operation, maintenance, planning, development, construction, construction and development scheduling and financing of the Project as set forth more fully in and subject to the terms and conditions of this Section 3.1.
          (d) Indemnity.
               (i) If San Antonio becomes a party to any third-party or governmental proceeding, lawsuit, arbitration or investigation (in any case brought by a Person not affiliated with San Antonio) arising from or relating to events, occurrences or circumstances that occur, arise or exist prior to the Funding Recommencement Date of a Unit and are related to the development or construction activities under the EPC Contract (or any replacement thereof), any agreement entered into or action taken or omitted to be taken in connection therewith or under any other agreement entered into by the NINA Parties or, at the NINA Parties’ direction, OPCO relating to the development or construction of the Project, then, in accordance with the right to manage such proceeding, lawsuit, arbitration or investigation pursuant to Section 3.1(a)(viii) (but without the ability to impose monetary obligations on San Antonio pursuant to subsection (B) of the proviso thereof), the NINA Parties shall defend, protect and hold harmless San Antonio and its Affiliates and their successors and assigns from and against such third-party or governmental proceedings, lawsuits, arbitrations or investigations and shall indemnify San Antonio and its Affiliates and their successors and assigns against any damages, penalties, fines, liabilities, costs, expenses and monetary obligations arising out of, relating to or resulting from such third-party or governmental proceedings, lawsuits, arbitrations, or investigations; provided, that the NINA Parties’ liability under this Section 3.1(d) shall not apply to the extent caused by the Willful Action (as defined in the Participation Agreement) by San Antonio, its Affiliates and successors and assigns.

               (ii) The NINA Parties’ obligations in this Section 3.1(d) shall terminate upon the expiration of the relevant statute of limitations, except that such obligations shall survive as to any proceeding, lawsuit, arbitration or investigation covered by this paragraph that is not barred by the relevant statute of limitations.
               (iii) Each Party, on behalf of itself and its Affiliates, successors and assigns, will use commercially reasonable efforts (which shall not include any requirement to threaten or initiate litigation) to look to available insurance for the Project, if any, to cover the matters that are the subject of this indemnity and, to the extent such insurance coverage is obtained, each Party hereby waives on behalf of its insurers all right to subrogation. Notwithstanding the previous sentence, the NINA Parties shall perform their obligations under Section 3.1(d)(i) (A) until the applicable insurance carrier for the Project affirmatively agrees to assume the defense (at its costs) of the matters that are the subject of this indemnity, and (B) to the extent that such insurance does not fully cover the matters that are the subject of this indemnity. If San Antonio (or its Affiliates and their successors and assigns) receives any insurance proceeds with respect to a matter for which such Person has previously been indemnified hereunder, then such Person shall promptly refund to the NINA Parties a portion of such proceeds (net of direct collection expenses and less any adjustments to past, present and future insurance premiums) equal to the amount paid by the NINA Parties hereunder.
               (iv) Except as provided in this Section 3.1(d), this Section 3.1 is not intended to grant an Owner any additional rights to make any direct claims against another Owner, or to increase the liabilities of an Owner towards another Owner, beyond the limitations set forth in the Participation Agreement. The provisions of Section 20.3 of the Participation Agreement shall apply to this Agreement
          (e) Nothing in this Agreement will modify or limit San Antonio’s rights with respect to decisions involving the Existing STP Units or involving both the Units and the Existing STP Units or involving the Common Station Facilities which are for the common use of the Units and the Existing STP Units.
     Section 3.2 San Antonio Cooperation. San Antonio shall cooperate with and assist the NINA Parties promptly, as and when reasonably requested by the NINA Parties and at the NINA Parties’ expense, to the extent necessary for the NINA Parties to perform their duties, responsibilities and obligations under this Agreement, the EPC Contract and other agreements related to the financing, construction and operation of the Project, including:
          (a) executing and delivering documents, certificates or instruments requested by the NINA Parties that are necessary in connection with the financing of the Project and the NINA Parties’ performance of such duties, responsibilities and obligations; and
          (b) supporting the NINA Parties’ efforts to receive a United States Department of Energy loan guaranty for the Project (including by providing clarity to the DOE on San Antonio’s ownership position in the Project); provided, that unless requested by the NINA Parties or the DOE, or unless required in order to comply with applicable Law, San Antonio shall not attend any meetings with the DOE or request additional data from the DOE regarding such loan guaranty.
San Antonio will be deemed to comply with this Section 3.2 if it acts in good faith in response to a request from the NINA Parties that is consistent with the terms on this Section 3.2. The NINA Parties’ sole remedy for a breach of this Section 3.2 by San Antonio will be an action for specific performance, and in no event will San Antonio be liable for monetary damages to the NINA Parties or to any other Person for a breach or alleged breach of this Section 3.2.

     Section 3.3 Access to Information. With respect to STP 3, STP 4 and/or the STP 3 & 4 Common Facilities, San Antonio shall have such rights of access and audit as are described in the Participation Agreement and Operating Agreement. If requested by San Antonio, the NINA Parties shall provide reasonable assistance to San Antonio in gaining access to all of OPCO’s books and records and to all of its material correspondence with Government Authorities relating to STP 3, STP 4 and/or the STP 3 & 4 Common Facilities. In addition, the NINA Parties will provide San Antonio with reasonable access to, and the right to inspect and audit, the books and records of the Owners Committee. The foregoing rights in this Section 3.3 represent all of San Antonio’s rights to access information or participate in meetings relating to the development and construction of the Project.
     Section 3.4 Allocation of Costs and Obligations to Pay Costs.
          (a) From and after February 1, 2010 and except as set forth in Section 3.4(b) below, NINA 3 and NINA 4 (and their permitted transferees) will be solely responsible for and shall pay the Project Costs and Total Project Costs (including all liabilities and obligations of the Owners under the EPC Contract), and San Antonio will have no liability or obligation for any Total Project Costs; provided, however, that San Antonio agrees to pay when due, in the ordinary course of business consistent with OPCO’s customary historical practices, its 50% of the costs set forth on Schedule 3.4(a) attached hereto relating to the portion of services rendered and materials delivered on or prior to January 31, 2010. For the avoidance of doubt, (i) San Antonio shall not be responsible for any Total Project Costs other than those expressly set forth on Schedule 3.4(a), regardless of whether such amounts were approved by San Antonio on or before January 31, 2010, (ii) the costs set forth on Schedule 3.4(a) are estimated amounts, and San Antonio shall not be obligated to pay such costs until the actual amounts are determined and invoiced by OPCO, and (iii) for the line item on Schedule 3.4(a) titled “TANE Long Lead Material”, San Antonio shall pay 50% of $[*], or $ [*], with payments up to these amounts made when due after invoices are received. If San Antonio has paid or in the future pays any amounts relating to services rendered or to be rendered or materials delivered or to be delivered after January 31, 2010 (as reasonably determined by OPCO), then such payments shall reduce the amounts payable by San Antonio under this Section 3.4(a). San Antonio shall have the right to review the invoices, work papers, worksheets and other documents relating to the costs on Schedule 3.4(a) in order to independently verify the estimated and actual amounts to be paid by San Antonio under this Section 3.4(a). If San Antonio disputes the determination by OPCO, then San Antonio will notify NINA and OPCO. If San Antonio, NINA and OPCO are unable to resolve the dispute within 30 days after San Antonio’s notice, then San Antonio and NINA shall submit the dispute for determination to a nationally recognized accounting firm mutually acceptable to San Antonio and NINA (which firm may not be a firm that has been engaged by the Parties during the prior two years). The determination of the accounting firm shall be final and binding on the Parties. NINA and San Antonio shall each pay half of the fees and costs of such accounting firm’s review and determination.
          (b) From and after the Funding Recommencement Date of each Unit, each Owner shall be obligated to fund its Unit Ownership Interest share of the Project Costs incurred after such date with respect to such Unit as provided under the Participation Agreement and the Operating Agreement (and any successor agreements thereto); provided, however, that NINA 3 and NINA 4 (and their permitted transferees) will continue to be solely responsible for and shall pay all liabilities and obligations under the EPC Contract and all other Project Costs relating to development and construction of the Project (whether incurred before or after the Funding Recommencement Date) that are necessary to achieve Final Completion of the Project.
     Section 3.5 Power Production Prior to Final Completion Date.
          (a) Prior to the Funding Recommencement Date, the NINA Parties shall designate a Qualified Scheduling Entity pursuant to the ERCOT regulations who will be responsible for scheduling power for such Unit. Any revenues generated by a Unit during such period shall be paid to and for the benefit of the NINA Parties in proportion to their ownership of such Unit.
          (b) Following the Funding Recommencement Date, each Owner with a Unit Ownership Interest in such Unit shall designate a Qualified Scheduling Entity pursuant to the ERCOT regulations, who will be responsible for scheduling power allocable to such Owner until the Unit reaches its Final Completion Date.
          (c) From and after the Final Completion Date, each Owner of such Unit have the obligation to take its Generation Entitlement Share (as defined in the Participation Agreement) of power and energy produced from such Unit during such period, which shall be equal to its Unit Ownership Interest in such Unit.
     Section 3.6 Cooperation Among Owners. Upon the reasonable request of any Party, and at the requesting Party’s expense, the other Parties shall furnish such information and documentation regarding such Party as reasonably requested by the requesting Party and necessary for the requesting Party’s performance of its duties, responsibilities and obligations under this Agreement, the EPC Contract and other agreements related to the financing, construction and operation of the Project.
     Section 3.7 Indemnification. The Owners’ rights and obligations with respect to indemnification shall be as provided in the Participation Agreement and nothing set forth herein shall be construed as a waiver of any such rights of the parties under the Participation Agreement.
ARTICLE IV
TRANSFERS
     Section 4.1 Transfers.
          (a) Restriction. NINA, NINA 3 and NINA 4 will not, and will not permit its Ultimate Parent or a subsidiary of its Ultimate Parent to, sell, assign, transfer or otherwise dispose of, except pursuant to (b) below, an equity interest in (or issue equity interests in) any direct or indirect subsidiary of the Ultimate Parent owning directly or indirectly a Unit Ownership Interest in STP 3 and/or 4, where all or substantially all of such subsidiary’s assets are directly (or indirectly through one or more subsidiaries) the Unit Ownership Interest in STP 3 and/or 4.
     “Ultimate Parent” means, as applicable with respect to NINA 3 and NINA 4, NRG as well as any Person that is a transferee or purchaser of an equity interest in a transaction after the date hereof as to which the restriction in (a) above would apply, but for the application of (b)(i) or (b)(iii) below. For the avoidance of doubt, as to the Person that is the transferee or purchaser in the preceding sentence, such Person shall be an Ultimate Parent, but not any parent entity of such Person.
          (b) Permitted Transfers. The foregoing restriction shall not apply to any of the following:
               (i) a sale, disposition or issuance to an Affiliate;
               (ii) a transfer or disposition as collateral security or pursuant to hypothecation, pledge, or mortgage or similar lien granted in good faith pursuant to a bona fide financing transaction, or with respect to the foreclosure, transfer or disposition thereof by a collateral agent;
               (iii) a bona fide sale, disposition or issuance made prior to the Funding Recommencement Date of both Units 3 and 4; or

               (iv) an issuance of equity in an entity (A) to the existing holders of equity in such entity pro rata in accordance with their ownership interests, (B) in connection with an initial or subsequent public offering, or (C) in connection with a private placement or similar transaction where the existing holders of equity in such entity are diluted pro-rata as to their ownership in such entity and where such issuance is not part of an arrangement that specifically includes distributions to the existing equity holders of the issuing entity or any purchases or redemptions of equity interests of the existing equity holders in the issuing entity and therefore would have the effect of transferring an existing equity holder’s direct or indirect interest in STP 3 and/or 4 to the new equity holder(s) beyond such pro-rata dilution arising from such issuance.
          (c) The NINA Parties agree that if within ten years after the Funding Recommencement Date of both Units 3 and 4 they become aware that a holder of an equity interest in any of the NINA Parties desires to sell some or all of that interest, the NINA Parties will use commercially reasonable efforts to request such holder of an equity interest to enter in discussions with San Antonio about a possible sale of a portion of that interest to San Antonio.
ARTICLE V
GENERAL PROVISIONS
     Section 5.1 Notices. All notices, consents, approvals, requests, invoices or statements provided for or permitted to be given under this Agreement must be in writing. Notices to an Owner must be delivered to such Owner at the address for such Owner set forth in Appendix A to this Agreement or at such other address as such Owner shall designate by written notice to the other Owner delivered in accordance with this Section 5.1. Notices may be (i) sent by registered or certified mail with return receipt requested, (ii) delivered personally (including delivery by private courier services and with a signed confirmation of receipt) or (iii) sent by facsimile (with confirmation of such notice) to the Owner entitled thereto. Each Owner hereto shall have the right at any time and from time to time to specify additional Persons to whom notice thereunder must be given, by delivering to the other Owner five (5) days notice thereof.
     Section 5.2 Governing Law; Forum Selection. THIS AGREEMENT AND ALL OF THE RIGHTS AND DUTIES OF THE PARTIES HEREUNDER ARISING FROM OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE CHOICE OF LAWS RULES THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
     THE PARTIES IRREVOCABLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE STATE DISTRICT COURTS OF TRAVIS COUNTY, TEXAS WITH RESPECT TO ANY MATTER ARISING FROM OR RELATING IN ANY WAY TO THE SUBJECT MATTER OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, TO VENUE IN THE STATE DISTRICT COURTS OF TRAVIS COUNTY, TEXAS, OR BASED ON FORUM NON CONVENIENS, WHICH A PARTY MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.
     Section 5.3 Relationship Of Owners. Neither the execution nor delivery of this Agreement, nor the consummation of the transactions contemplated hereunder, shall create or constitute a partnership (including for federal income tax purposes), joint venture, or any other form of business organization or arrangement between the Owners, except for the contractual arrangements specifically set forth in this Agreement and the other documents referred to herein if and when executed. No Owner (or any of its agents, officers or employees) shall be an agent, fiduciary or employee of any other Owner or any of its Affiliates, nor, except as is expressly agreed to in writing in this Agreement, shall an Owner (or any of its agents, officers or employees) have any power to assume or create any obligation on behalf of any other Owners or any of its Affiliates.
     Section 5.4 Third Party Beneficiaries. There are no third party beneficiaries to this Agreement, and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any Person, firm or organization other than the Owners (and their permitted successors and permitted assigns).
     Section 5.5 Further Assurances. Each Owner agrees to do all acts and things and to execute and deliver such further written instruments, as may be from time to time reasonably required to carry out the terms and provisions of this Agreement.
     Section 5.6 Binding Effect. The terms of this Agreement shall be binding upon, and inure to the benefit of, the Owners and their successors and permitted assigns.
     Section 5.7 Amendment. This Agreement may not be modified or amended except by an instrument in writing signed by authorized representatives of each of the Owners. An Owner’s waiver of any provision under this Agreement shall not be deemed to be an amendment or modification to this Agreement.
     Section 5.8 Headings; Table Of Contents. The headings of the Articles and Sections of this Agreement are included for convenience only and shall not be deemed to constitute a part of this Agreement.
     Section 5.9 Interpretation And Reliance. No presumption will apply in favor of any Owner in the interpretation of this Agreement in the resolution of any ambiguity of any provisions thereof.
     Section 5.10 Severability. In the event that any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the Owners shall negotiate an equitable adjustment to the provisions of this Agreement with the view to effecting, to the extent possible, the original purpose and intent of this Agreement, and the validity and enforceability of the remaining provisions shall not be affected thereby.
     Section 5.11 Complete Agreement. Except for the Project Agreement, the Participation Agreement, the Operating Agreement, the Agency Agreement, the EPC Contract and the portion of the Supplemental Agreement described below, this Agreement, in conjunction with all Exhibits, Schedules and Appendices attached hereto and thereto, constitutes the entire agreement of the Owners relating to the subject matter of this Agreement and supersede all prior contracts, agreements or understandings with respect to the subject matter hereof and thereof, both oral or written. Each Party agrees that: (i) as among the Parties hereto, the Supplemental Agreement be and hereby is terminated and of no further force and effect (and all parties thereunder are fully and unconditionally released of all obligations thereunder), except that the rights and obligations of San Antonio and NRG South Texas as to the rights of first refusal applicable to the Existing STP Units as described in Section 9 thereof shall survive; (ii) the other Parties and their Affiliates (and their respective agents and representatives) have not made any representation, warranty, covenant or agreement to or with such Party relating to the subject matter hereof and thereof other than as reduced to writing in this Agreement, the Project Agreement or any of the agreements contemplated thereby; and (iii) such Party has not relied upon any representation, warranty, covenant or agreement to or with the other Party or its Affiliates relating to the subject matter hereof and thereof, other than those reduced to writing in this Agreement. The Parties acknowledge and agree that, except as set forth in clause (i) above, this Agreement supersedes the Supplemental Agreement in its entirety.
     Section 5.12 Counterparts. This Agreement may be executed by the Owners in any number of separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same agreement. All signatures need not be on the same counterpart.
     Section 5.13 Waiver of Sovereign Immunity. To the extent that any Party hereto (including assignees of any Party’s rights or obligations under this Agreement) may be entitled, in any jurisdiction, to claim sovereign immunity from any liability or from service of process, from suit, from the jurisdiction of any court, from attachment prior to judgment, from attachment in aid of execution of an arbitral award or judgment (interlocutory or final), or from any other legal process, and to the extent that, in any such jurisdiction there may be attributed such a sovereign immunity (whether claimed or not), each Party hereto hereby irrevocably agrees not to claim, and hereby irrevocably waives, such sovereign immunity with respect to any claim or suit by a Party against any other Party or other exercise of remedies by a Party against any other Party arising pursuant to this Agreement or the agreements contemplated hereby.
[Remainder of page intentionally left blank; signature page follows]

     IN WITNESS WHEREOF, this Agreement has been executed by the Owners as of the Effective Date.

CITY OF SAN ANTONIO, acting through the City Public Service Board of San Antonio

By:	/s/ Jelynne LeBlanc Burley
	Name:	Jelynne LeBlanc Burley
	Title:	Acting General Manager

Appendix A-1

NUCLEAR INNOVATION NORTH AMERICA LLC
By:	/s/ Steve Winn
	Name:	Steve Winn
	Title:	Chief Executive Officer & President

NINA TEXAS 3 LLC
By:	/s/ Steve Winn
	Name:	Steve Winn
	Title:	Chief Executive Officer & President

NINA TEXAS 4 LLC
By:	/s/ Steve Winn
	Name:	Steve Winn
	Title:	Chief Executive Officer & President

Appendix A-2

APPENDIX A
ADDRESSES FOR NOTICES

San Antonio	NINA Texas 3 LLC

City Public Service Board	NINA Texas 3 LLC
145 Navarro	c/o Nuclear Innovation North America LLC
Mail Drop 101007	521 Fifth Ave., 30th Floor
P.O. Box 1771	New York, New York
San Antonio, Texas 78296	Attn: President & CEO
Attn: Acting General Manager	Telephone: 212.210.6578
Facsimile: 212.867.4941
with a copy (which shall not constitute notice) to:
with a copy (which shall not constitute notice) to:
CPS Energy Legal Dept
Mail Drop 101010	Nuclear Innovation North America LLC
P.O. Box 1771	521 Fifth Ave., 30th Floor
San Antonio, Texas 78296	New York, New York
Attn: General Counsel	Attn: General Counsel
Telephone: 212.210.6572
Facsimile: 212.867.4941

NINA Texas 4 LLC	Nuclear Innovation North America LLC

NINA Texas 4 LLC	Nuclear Innovation North America LLC
c/o Nuclear Innovation North America LLC	521 Fifth Ave., 30th Floor
521 Fifth Ave., 30th Floor	New York, New York
New York, New York	Attn: President & CEO
Attn: President & CEO	Telephone: 212.210.6578
Telephone: 212.210.6578	Facsimile: 212.867.4941
Facsimile: 212.867.4941
with a copy (which shall not constitute notice) to:
with a copy (which shall not constitute notice) to:
Nuclear Innovation North America LLC
Nuclear Innovation North America LLC	521 Fifth Ave., 30th Floor
521 Fifth Ave., 30th Floor	New York, New York
New York, New York	Attn: General Counsel
Attn: General Counsel	Telephone: 212.210.6572
Telephone: 212.210.6572	Facsimile: 212.867.4941
Facsimile: 212.867.4941
Appendix A-3

SCHEDULE 2.1(b)(ii)
Abandonment Calculation Example
Data Points:
(a)	Abandonment occurs after payment of Initial Cash Payment and Remaining Cash Payment: $80 million total

(b)	Total Project Costs expended by NINA Parties and San Antonio through date of Agreement: $300 million each ($600 million total)

(c)	Out-of-pocket Total Project Costs (including Initial Cash Payment and Remaining Cash Payment) expended by NINA Parties at time of Abandonment: $580 million

(d)	Costs of Abandonment expended by NINA Parties between Abandonment date and closing of repurchase by San Antonio: $200 million
Calculation:
(a)	Automatic reversion pursuant to Section 2.1(b)(ii)(A):
     NINA Parties: 72.5% Unit Ownership Interest
                              (i.e., $580 million / $800 million)
     San Antonio: 27.5% Unit Ownership Interest
                              (i.e., $220 million / $800 million)

(b)	San Antonio Unit Ownership Interest increase pursuant to Section 2.1(b)(ii)(B):
      San Antonio decides to repurchase up to 50% Unit Ownership Interest (i.e., 22.5% San Antonio Restoration Costs Share).
      Payment for Unit Ownership Interest:
                              $180 million (i.e., ($800 million * 50%) — $220 million)
     Reimbursement payment for Abandonment costs:
                              $45 million (i.e., 22.5% * $200 million)

SCHEDULE 3.4(a)
Project Costs Accrued Through January 31, 2010

Original Liability
Updated with Actual
		Invoice Amount, if	Invoiced or
Line #	Description	received	Estimate @ 1/31
1	00473370_TOSHIBA AM-002	[*]	Invoice
2	00473370_TOSHIBA AM-002	[*]	Invoice
3	TANE JAN STP.3.EN	[*]	Estimate
4	TANE JAN STP.5.EN	[*]	Estimate
5	TANE JAN STP.6.EN	[*]	Estimate
6	TANE JAN STP HO QUALITY ASSUR	[*]	Estimate
7	TANE JAN STP HO LIC/REG AFFAI	[*]	Estimate
8	TANE JAN STP HO PROJ MGT	[*]	Estimate
9	TANE JAN STP HO RM/DOC CONTRL	[*]	Estimate
10	TANE JAN STP HO COST/SCHED/FI	[*]	Estimate
11	TANE JAN STP HO INFORMATION T	[*]	Estimate
12	TANE JAN STP HO PROCURE SUPT	[*]	Estimate
13	TANE JAN STP HO TRAINING	[*]	Estimate
14	TANE JAN STP HO ENG MGT	[*]	Estimate
15	TANE JAN STP HO CONST PLANNIN	[*]	Estimate
16	TANE JAN STP HO SU/TEST SUPT	[*]	Estimate
17	TANE JAN STP HO TRAVEL	[*]	Estimate
18	TANE JAN STP HO ADMINISTRATIV	[*]	Estimate
19	TANE JAN STP FI CONST PLANNIN	[*]	Estimate
20	TANE JAN STP FI PROCUREMENT S	[*]	Estimate
21	TANE JAN STP.6.CN	[*]	Estimate
22	TANE JAN FI COST/SCHED/FIN	[*]	Estimate
23	TANE Long Lead Material Accrual	[*]	Estimate
24	Altran Audit Fee	[*]	Estimate
25	Bechtel-Owner’s Engineer (January) Est Review	[*]	Estimate
26	00475972_BO-MAC CON-001	[*]	Invoice
27	Coats Rose (January)	[*]	Estimate
28	Cox, Smith, Matthews (January)	[*]	Estimate
29	Credit Card Accruals @ EOM	[*]	Estimate
30	EPRI (January)	[*]	Estimate
31	Enercon Services January (James Cook)	[*]	Estimate
32	Erin Engineering (January)	[*]	Estimate
33	Erin Engineering (December)	[*]	Estimate
34	Exponent (January)	[*]	Estimate
35	Hitachi (Short Pay GE Nov Inv)	[*]	Estimate
36	Hurst Technologies (J. Marek) January	[*]	Estimate
37	Hurst Technologies (January 17-31)	[*]	Estimate
38	00475684_HURST TECHNOLO	[*]	Invoice
39	Hurst Technologies (January 17-31) I&C Staff Support	[*]	Estimate
40	00475571_INOTEK SAF-001	[*]	Invoice
41	00475873_INOTEK SAF-001	[*]	Invoice
42	MPR January (B.Coward)	[*]	Estimate
43	McKinsey (December)	[*]	Estimate
44	Morgan Lewis (COLA) January	[*]	Estimate
45	Morgan Lewis (EPC) January	[*]	Estimate
46	NRC (January)	[*]	Estimate
47	Sequoia (January)	[*]	Estimate

Original Liability
Updated with Actual
		Invoice Amount, if	Invoiced or
Line #	Description	received	Estimate @ 1/31
48	Sun Tech period January EXPENSES	[*]	Estimate
49	Sun Tech period January EXPENSES	[*]	Estimate
50	Sun Tech period January EXPENSES	[*]	Estimate
51	Sun Tech period January EXPENSES	[*]	Estimate
52	Sun Tech period January EXPENSES	[*]	Estimate
53	Sun Tech period January EXPENSES	[*]	Estimate
54	Sun Tech Per Diem January	[*]	Estimate
55	Sun Tech Per Diem January	[*]	Estimate
56	Sun Tech Per Diem January	[*]	Estimate
57	Sun Tech Per Diem January	[*]	Estimate
58	Sun Tech Per Diem January	[*]	Estimate
59	Sun Tech Per Diem January	[*]	Estimate
60	Sun Tech Per Diem January	[*]	Estimate
61	Sun Tech Per Diem January	[*]	Estimate
62	Sun Tech period January	[*]	Estimate
63	Sun Tech period January	[*]	Estimate
64	Sun Tech period January	[*]	Estimate
65	Sun Tech period January	[*]	Estimate
66	Sun Tech period January	[*]	Estimate
67	Sun Tech period January	[*]	Estimate
68	Sun Tech period January	[*]	Estimate
69	Sun Tech period January	[*]	Estimate
70	Sun Tech period 01/24-01/31	[*]	Estimate
71	Sun Tech period 01/24-01/31	[*]	Estimate
72	Sun Tech period 01/24-01/31	[*]	Estimate
73	Sun Tech period 01/24-01/31	[*]	Estimate
74	Sun Tech period 01/24-01/31	[*]	Estimate
75	Sun Tech period 01/24-01/31	[*]	Estimate
76	Sun Tech period 01/24-01/31	[*]	Estimate
77	Sun Tech period 01/24-01/31	[*]	Estimate
78	Sun Tech Reconciliation January	[*]	Estimate
79	Sun Tech Reconciliation January	[*]	Estimate
80	Sun Tech Reconciliation January	[*]	Estimate
81	00475974_SUN TECHNICAL	[*]	Invoice
82	Sun Tech Reconciliation December	[*]	Estimate
83	Sun Tech Reconciliation December	[*]	Estimate
84	Sun Tech Reconciliation December	[*]	Estimate
85	Sun Tech Reconciliation December	[*]	Estimate
86	Sun Tech various invoice adjustments	[*]	Estimate
87	Sun Tech period December EXPENSES	[*]	Estimate
88	Sun Tech period December (R.Gibson)	[*]	Estimate
89	Sun Tech period December (L. Arnold)	[*]	Estimate
90	TEPCO Accrual January	[*]	Estimate
91	TEPCO Accrual December	[*]	Estimate
92	Tetra Tech (January)	[*]	Estimate
Accrual & AP Liabiliaties

1	U34 Outstanding Checks @ EOM	[*]	Checks
2	U34 AP @ EOM	[*]	Actual

3	U34 Paid time off @ EOM	[*]	Actual

Original Liability
Updated with Actual
		Invoice Amount, if	Invoiced or
Line #	Description	received	Estimate @ 1/31
4	Costs Incurred but Not Accrued as of Jan. 31, 2010, and Funded after Jan. 31, 2010:
	2/5 EFT funding s/b in 1/31 liab — Empl exp.	[*]
	2/10 wire funding to Willis of TX s/b in liab @ 1/31	[*]
	Empl ot exp in Jan. s/b in 1/31 liab, funded 2/12	[*]
	Verizon Conf services 2/19 s/b in liab @ 1/31	[*]
	ACH 2/19 for Jan exp (mileage) s/b in liab @ 1/31	[*]
	Jan invoice adjustment Bechtel, decr 1/31 liab	[*]
	Jan Sun invoice, not accrued @ 1/31	[*]
	2/4 ACH paymt of $263 for Jan UPS services, s/b in liab @ 1/31	[*]
	TANE 2/26 pymt Equipment Purchase Approval Software, s/b in 1/31 liab	[*]
	2/26 ACH pymts for 1/31 liab, Not in 1/31 GL	[*]	[*]

	Other Amounts Due @ EOM		[*]

	Total AP & Accruals @ February 26, 2010		[*]

1	Less Funding since Jan. 31, 2010 For Costs Incurred Since Jan. 31, 2010		[*]

2	Less Funding after Jan. 31, 2010 For Costs Incurred But Not Accrued as of Jan. 31, 2010		[*]

	Total AP & Accruals @ February 26, 2010		[*]